Exhibit 99.1

Tasty Baking Company Completes the Sale of Its Former Bakery, Distribution Center & Corporate Offices

Vacated Philadelphia properties sold for $6.0 million

PHILADELPHIA--(BUSINESS WIRE)--September 8, 2010--Tasty Baking Company (NasdaqGM: TSTY) announced today that pursuant to the terms of the Purchase and Sale Agreement with TKMG Associates, L.P. and its guarantor, Metro Development Company, it closed the sale of Tasty Baking Company’s former Philadelphia bakery property located at 2801 Hunting Park Avenue and its former corporate offices and distribution center located at 3413 Fox Street for $6.0 million.

TKMG Associates, L.P. is a single purpose entity formed by Metro Development Company, which is a private, Philadelphia company specializing in the development of large-scale real estate projects with leading national retailers. Metro Development Company has developed more than five million square feet of retail space and currently its affiliates own and manage approximately one million square feet of retail space with more than two hundred tenant leases under its management.

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “The closing of this transaction is a key component in the completion of Tastykake’s operational transition to the Philadelphia Navy Yard as the net cash proceeds from the sale were used to reduce the debt associated with the investment in our new manufacturing facility. As we officially close the chapter of Tastykake’s history in Hunting Park, we are pleased that TKMG Associates, L.P. anticipates developing the site into a retail center to serve the surrounding area, create jobs and further improve the overall quality of life in the community.”

Mr. Pizzi continued, “We are also pleased that TKMG Associates, L.P. has committed to providing financial support – in addition to the funding that Tasty Baking Company provides – to the Allegheny West Foundation, an organization which diligently works to support local residents and improve the community on a daily basis. This commitment by TKMG Associates, L.P. to join Tastykake in its support of Allegheny West truly makes the completion of this transaction a win-win for everyone involved, including the local community.”

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "would," "is likely to," or "is expected to" and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to complete a new facility and relocate thereto, the risks of business interruption and an adverse impact on financial results while optimizing production at the new facility, the risks of work stoppages associated with the collective bargaining process, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the estimated operating cash savings from the company’s transition to the new manufacturing facility will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

CONTACT:
Tasty Baking Company
Paul Ridder
215-221-8727
paul.ridder@tastykake.com
or
Vault Communications, Inc.
Meg Kane
610-455-2746
mkane@vaultcommunications.com